EXHIBIT 10.1

OPTION AGREEMENT AMENDMENT

This amendment (the “Amendment”) is made as of March 29, 2006, between Image Entertainment, Inc. (the “Company”) and the Optionee listed on the attached Exhibit A (the “Optionee”).

RECITALS

A.            The Company has granted Optionee stock options (the “Options”) to purchase shares of common stock of the Company (the “Option Shares”) as listed on the attached Exhibit A.

B.            Pursuant to its powers under the 1998 Incentive Plan (the “1998 Plan”) and under the 2004 Incentive Compensation Plan (the “2004 Plan”), the Compensation Committee of the Board of Directors of the Company hereby amends the Options to (i) fully vest all of the outstanding Options as of March 29, 2006 and (ii) to impose a holding period with respect to the accelerated Option Shares (the “Accelerated Option Shares”).

AGREEMENT

1.             Vesting Acceleration.  Each Option is hereby amended to become fully vested and exercisable as of March 29, 2006.  The agreement for each Option is hereby amended to delete any reference to a vesting schedule.

2.             Holding Period.  Each Option is hereby amended to add a holding period (the “Holding Period”).  During the Holding Period, the Option may not be sold, gifted, pledged, hypothecated or otherwise transferred.  The Holding Period shall end with respect to an Accelerated Option Share on the same date that the Accelerated Option Share would have vested under the Option’s vesting schedule prior to this Amendment.  The Holding Period will not apply to any Option Shares which were vested as of March 29, 2006.  In addition, with respect to the Options granted under the 1998 Plan, the Holding Period will expire on the close of any Change in Control Event (as defined under the 1998 Plan) of the Company and with respect to the Options granted under the 2004 Plan, the Holding Period will expire on the close of any Change in Control (as defined under the 2004 Plan) of the Company.

As an example to illustrate the application of this Amendment, if Optionee has been granted an Option to purchase 100 Option Shares, where 60 Option Shares were vested on December 31, 2005 and 40 Option Shares will vest on December 31, 2006, after the date this Amendment is effective, the 40 Option Shares that are unvested as of March 29, 2006 (the Accelerated Option Shares) will become fully vested and exercisable so that all 100 Option Shares will be vested and exercisable, the Holding Period will apply to the Accelerated Option Shares and the Holding Period for the Accelerated Option Shares will end on December 31, 2006.

3.             Miscellaneous.

a.             Interpretation.  The interpretation of this Amendment and the determination of when the Holding Period ends with respect to the Accelerated Option Shares will be made by the Committee (as defined in the 1998 Plan and 2004 Plan) and the Committee’s interpretation or determination shall be binding on the Optionee and the Company.

b.             Amendment.  This Amendment shall amend all of the outstanding Options (as listed in Exhibit A).

c.             No Other Changes.  Except as specifically provided in this Amendment, the terms and conditions of the Options remain unchanged and the Options remain subject to the agreement pursuant to which the Option was granted and the provisions of the plan under which the Option was granted.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by authorized signatories, all as of the date first written above.

IMAGE ENTERTAINMENT, INC.

[Name]
[Title]

EXHIBIT A

Optionee Name	Grant Date	Exercise Price Per Share	Number of Shares of Common Stock	Original Vesting Date